Maine & Maritimes Corporation Announces Improved Second Quarter 2006 Results

PRESQUE ISLE, ME -- 08/11/2006 -- Maine & Maritimes Corporation (AMEX: MAM) (the "Corporation" or "MAM") today announced its financial and operating results for the three-month period ended June 30, 2006, reporting an improvement of $0.30 per share over the same quarter in 2005. Operating revenues increased 9%, resulting in a consolidated net loss for the second quarter of 2006 of $0.19 per share, or $310,000, as compared to the second quarter loss of $0.49 per share, or $798,000 for the same period last year. Income from continuing operations for the six-month period ended June 30, 2006, was $0.14 per share, or $223,000, compared with $0.29 per share, or $479,000 in the prior year.

Although incurring a loss of $310,000, MAM's overall financial performance improved on a quarter-to-quarter comparison basis to prior year, partially attributable to the sale of stock of Maricor Properties Ltd. Total operating revenues for regulated and unregulated operations contributed to the improvement with consolidated operating expenses only moderately increasing. Other income improved on a quarterly comparison basis as well, while interest charges were up as a result of increased debt levels and interest rates and lower stranded cost carrying charges. Historically, MAM's second and third quarters are impacted by lower earnings from its regulated utility due to its rate design approved by the MPUC that results in lower per KWH costs during the second and third quarters, as opposed to first and fourth quarters.

According to J. Nick Bayne, President and CEO of Maine & Maritimes Corporation, "During the quarter, MAM's regulated utility successfully achieved what MAM believes is a fair rate increase stipulation balancing the economic expectations of shareholders with regulators' concerns to ensure consumers receive an equitable and competitive price for electric delivery services. The new higher retail rates went into effect July 15, 2006, and will be positively reflected in our utility's revenues going forward. Further, we are taking steps to improve the performance of MAM's unregulated operations, evaluating each business unit to determine our most optimum means to create shareholder value."

Maine Public Service Company ("MPS"), MAM's regulated electric utility, experienced increased total revenues of $341,000 for the three months ended June 30, 2006, due in large part to subcontracting services for construction of transmission facilities to serve a new wind generation project, Evergreen Wind LLC, under construction within MPS's service area. The regulated electric utility segment's net income for the quarter was $13,000, compared to a loss of $308,000 in the second quarter of 2005. Although MPS's total revenues were up on a quarter-to-quarter comparison basis, actual megawatt hour ("MWH") consumption was down by 2,326 MWH, a 2.2% decline, due to milder than normal weather and a lack of economic growth within its service area. Overall expenditures were down for the quarter by $254,000 as a result of a number of contributing factors, including but not limited to decreased labor costs as a result of subcontracting, and a decrease in administrative and general expenses.

MAM's unregulated engineering services businesses, The Maricor Group, and its subsidiaries, The Maricor Group, Canada Ltd ("TMGC"), and The Maricor Group New England ("TMGNE"), produced revenues of $1.43 million for the three months ended June 30, 2006, as compared to $1.37 million for the second quarter of 2005. However, the segment reported a combined loss of $186,000, or approximately $0.11 per share, as a result of a number of factors, including but not limited to costs associated with purchasing Pace Engineering Limited, slower than anticipated sales within its New England market, continued investment in additional employees, and increased involvement in longer sales cycle offerings.

"Sales pipeline activity within TMGC's market has increased, particularly within its Nova Scotia market, reflecting awards for larger scale projects, such as a new hospital engineering design project," noted Bayne. "TMGC has made meaningful progress in advancing the firm's full line of service offerings, particularly in the area of energy services. In an effort to improve TMGNE's performance, steps are being taken to increase overall revenue production, including personnel additions and changes in organizational structure."

On June 30, 2006, Maricor Properties Ltd, MAM's real estate subsidiary, issued a 50% ownership interest, acquired by Ashford Investments Inc., an unaffiliated real estate management and investment company, for approximately $586,000, plus the assumption of 50% of existing real estate debt, whereby the company recognized a net gain of $257,000. Excluding this gain, Maricor Properties incurred a loss of $70,000, resulting in a net gain of $187,000 or $0.11 per share for the quarter ended June 30, 2006, as compared to a net loss of $23,000 or $0.01 per share for the second quarter of 2005.

Maricor Technologies, Inc., MAM's unregulated software technology company, experienced a net loss of $157,000, or $0.10 per share, during the second quarter of 2006, as opposed to a loss of $78,000, or $0.05 per share, during the second quarter of 2005. During the second quarter of 2006, MTI released an expanded and revised version of its iPlan™ software solution, shifting its focus more toward facility asset performance management and governance in the areas of energy, security, and environmental management and reporting. "MTI continues to focus primarily on selling to larger channel market partners versus the mass customer market and has a growing number of possible channel market sales in the pipeline," stated Bayne.

Maine & Maritimes Corporation and Subsidiaries Earnings Report for the three-months and six-months ended June 30, 2006, are as follows:

              (Dollars in Thousands Except Per Share Amounts)

                                 Three Months Ended   Six Months Ended
                                       June 30,            June 30,
                                     (Unaudited)         (Unaudited)
                                  2006       2005       2006       2005
                                ---------  ---------  ---------- ----------

Regulated Operating Revenues    $   7,414  $   7,073  $   17,465 $   17,387

Unregulated Operating Revenues      1,842      1,422       3,505      2,842
                                ---------  ---------  ---------- ----------
Total Operating Revenues        $   9,256  $   8,495  $   20,970 $   20,229
                                ---------  ---------  ---------- ----------

(Loss) Income from Continuing
 Operations Available for
 Common Shareholders            $    (312) $    (795) $      221 $      474
Income (Loss) from Discontinued
 Operations                             2         (3)          2          5
                                ---------  ---------  ---------- ----------
Total Consolidated Net (Loss)
 Income                         $    (310) $    (798) $      223 $      479
                                ---------  ---------  ---------- ----------

Basic (Loss) Income per Common
 Share From Continuing
 Operations                     $   (0.19) $   (0.49) $     0.14 $     0.29
Basic (Loss) Income per Common
 Share From Discontinued
 Operations                             –          –           –          –
                                ---------  ---------  ---------- ----------
Total (Loss) Income per Common
 Share                          $   (0.19) $   (0.49) $     0.14 $     0.29
                                ---------  ---------  ---------- ----------

Diluted (Loss) Income per
 Common Share From Continuing
 Operations                     $   (0.19) $   (0.49) $     0.13 $     0.29
Diluted (Loss) Income per
 Common Share From Discontinued
 Operations                             –          –           –          –
                                ---------  ---------  ---------- ----------
Total (Loss) Income per Common
 Share                          $   (0.19) $   (0.49) $     0.13 $     0.29
                                ---------  ---------  ---------- ----------

Average Shares Outstanding      1,637,643  1,636,167   1,637,427  1,636,037

About Maine & Maritimes Corporation: Maine & Maritimes Corporation is the parent company of Maine Public Service Company, a regulated electric transmission and distribution utility; The Maricor Group, and its Canadian subsidiary, The Maricor Group, Canada Ltd, and its U.S. subsidiary The Maricor Group New England, which are engineering, energy efficiency, asset development and sustainable lifecycle asset management services companies; Maricor Technologies, Inc., a sustainable asset governance and facility performance management software firm; and a 50% owner of Maricor Properties Ltd, a Canadian real estate development and investment company with Ashford Investments Inc. MAM's headquarters are in Presque Isle, Maine, and its subsidiaries maintain offices in Moncton and Saint John, New Brunswick, Canada; Halifax, Nova Scotia, Canada; Boston and Hudson, Massachusetts, and Portland, Maine. MAM's corporate website is www.maineandmaritimes.com

Cautionary Statement Regarding Forward-Looking Information

Except for historical information, all other information provided in this news release consists of "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1935. Although Maine & Maritimes Corporation ("MAM") believes that in making such statements its expectations are based on reasonable assumptions, any such statements involve uncertainties and risks that may cause actual results to differ materially from those projected, anticipated or implied. MAM cautions that there are certain factors that can cause actual results to differ materially from forward-looking information that has been provided, including, without limitation, potential changes in applicable laws and regulations, potential changes in Management, its ability to raise necessary operating and growth capital, increased interest costs, its ability to execute its business plans in a timely and efficient manner, potential costs and difficulties related to integration of potential acquired businesses, the loss of customers and other factors that are more detailed in MAM's filings with the Securities and Exchange Commission.

For More Information Contact:
Annette N. Arribas, CTP
VP, Investor Relations and Compliance Officer
Tel: 207.760.2402
Email: aarribas@maineandmaritimes.com